SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2013

ProAssurance Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama		35209
(Address of Principal Executive Office )		(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 24, 2013 we announced the signing of a definitive agreement which calls for ProAssurance to acquire all of the outstanding common stock of Eastern Insurance Holdings, Inc. (Eastern) in an all cash merger at a price of $24.50 per share. The total purchase price will be approximately $205 million and we intend to fund this transaction from cash on hand—there are no financing contingencies to the transaction.

Eastern may not solicit “Acquisition Proposals” (as defined in the Merger Agreement) or, subject to exceptions that permit Eastern’s board of directors to take action required by their fiduciary duties, participate in any discussions or negotiations regarding any Acquisition Proposal. The merger agreement provides for a termination fee to be paid by Eastern to ProAssurance in the amount of 4% of the merger consideration (approximately $8.2 million) plus out of pocket costs not exceeding $1.0 million if the board of directors of Eastern, in the exercise of its fiduciary duty, elects to terminate the agreement in order to pursue a competitive offer or if Eastern fails to hold the shareholders meeting as required in the agreement.

The transaction is subject to a vote of the shareholders of Eastern, and customary regulatory approvals, including that of the Pennsylvania Insurance Department. We are making every effort to close this transaction effective January 1, 2014. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

Eastern’s common stock is registered under the Securities Exchange Act of 1934 and is traded on NASDAQ under the symbol EIHI. Eastern files reports with the Securities and Exchange Commission.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Eastern. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Eastern or ProAssurance or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of ProAssurance and Eastern.

ITEM 7.01.	REGULATION FD DISCLOSURE

On September 24, 2014 we issued a news release announcing that Eastern Insurance Holdings, Inc. will become part of ProAssurance through an all cash transaction at a price of $24.50 per outstanding common share. We are providing a copy of that release as Exhibit 99.1 to this Current Report on Form 8K.

The information we are furnishing under Item 7.01 of this Current Report on Form 8K, including Exhibit 99.1, is not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as amended, or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger by and among ProAssurance Corporation, PA Merger Company and Eastern Insurance Holdings, Inc., dated September 24, 2013.*

99.1	News Release, issued on September 24, 2013, announcing that Eastern Insurance Holdings, Inc. will become part of ProAssurance through an all-cash transaction.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) or Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2013

PROASSURANCE CORPORATION

By:	/s/ Frank B. O’Neil
Title:	Frank B. O’Neil Senior Vice-President